UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) October 11, 2005

EQUITY ONE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

001-13499	52-1794271
(Commission File Number)	(IRS Employer Identification No.

1600 NE Miami Gardens Drive
North Miami Beach, Florida 33179
(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (305) 947-1664

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 8.01     Other Events.

On October 11, 2005, Equity One, Inc. (“Equity One” or the “Company”) announced that it sent a letter in accordance with Dutch securities laws to the management board and supervisory board of DIM Vastgoed N.V., a company organized under the laws of the Netherlands (“DIM Vastgoed”), explaining that it intended to make an offer for all issued and outstanding ordinary shares of DIM Vastgoed at a price per share of $20.50 in cash, with no dividends payable to tendering shareholders. Following the delivery of this letter, on October 13, 2005, Equity One, through its wholly-owned subsidiary Southeast U.S. Holdings Inc., commenced its offer as described in that letter.

DIM Vastgoed is a closed-end investment company that has been listed on Euronext Amsterdam since October 5, 1999. It owns a portfolio of 17 shopping center properties located in the southeastern United States. As of September 30, 2005, it had outstanding 6,893,932 ordinary shares and had total indebtedness of approximately $222.8 million. As of the commencement of the offer and following the issuance by DIM Vastgoed of another 481,283 ordinary shares in October 2005, Equity One directly or indirectly owned 629,156 ordinary shares, representing approximately 8.53% of the issued and outstanding share capital of DIM Vastgoed.

The period for accepting the offer commenced on October 14, 2005 and will end at 3:00 CET time on November 14, 2005, unless extended by Equity One. The offer is subject to certain conditions, including that 95% of the shareholders of DIM Vastgoed tender their shares. Equity One has reserved the right to waive any and all of the conditions.

In addition, on October 31, 2005, Equity One announced that it had commenced an offer, through its subsidiary Southeast U.S. Holdings Inc., for all depositary receipts issued by DIM East B.V.s, DIM West B.V.s and DIM North B.V.s. These depositary receipts represent indirect investments in DIM Vastgoed shares and provide the holders of the depositary receipts with a tax advantaged structure through which they can invest in DIM Vastgoed. Equity One is offering to purchase the depositary receipts for $20.50 in cash, with no dividends payable to tendering holders, multiplied by the number of ordinary DIM Vastgoed shares underlying such depositary receipts. The depository receipt offer runs contemporaneously with Equity One’s public offer for all shares of DIM Vastgoed and ends on November 9, 2005, unless extended by Equity One. Each holder of depositary receipts may choose to either (i) tender his depositary receipts against payment of the offer price on or about November 23, 2005, or (ii) tender his depositary receipts on or before September 1, 2007 against payment of the offer price in September 2007 (thereby continuing to benefit from the tax participation structures until then). This offer is also subject to the condition that depositary receipts have been tendered representing more than 50% of the underlying DIM shares held by Holding Partex East B.V. and Holding Partex West B.V.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUITY ONE, INC.

Date: November 1, 2005	By: /s/ Howard M. Sipzner
Howard M. Sipzner
Executive Vice President and Chief Financial Officer